EXHIBIT 3.4

DYNAMIC ENERGY ALLIANCE CORPORATION

ARTICLES OF AMENDMENT

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMI TATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE FLORIDA BUSINESS CORPORATION ACT

The undersigned, James Michael Whitfield does hereby certify that:

1. He is the Chief Executive Officer of DYNAMIC ENERGY ALLIANCE CORPORATION, a Florida corporation (the " Corporation" ).

2. The Corporation is authorized to issue 200 million shares of preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the " Board of Directors" ):

Whereas, Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors deems it in the best interests of this Corporation to adopte the following resolution effective October 5, 2011 (i) authorizing a series of the Corporation’s previously authorized 200,000,000 shares of preferred stock, par value $.0001 per share, designated the Series A Preferred Stock of the Corporation, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 50,000,000 shares of such Series A Preferred Stock of the Corporation;

NOW, THEREFORE RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the Board of Directors of the Corporation hereby fixes and determines the number, voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the first series of the preferred stock, par value $0.0001 per share, of the Corporation which shall consist of 50,000,000 shares and shall be designated as Series A Convertible Preferred Stock as follows:

Designation; Number of Shares; Rank.

(a) There shall be created from the 200,000,000 shares of Preferred Stock authorized to be issued by the Articles of Incorporation, a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the authorized number of shares constituting the Convertible Preferred Stock shall be 50,000,000. Such number of shares may be decreased by resolution of the Board of Directors and by the filing of a certificate of decrease with the Secretary of State of the State of Florida; provided that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding.

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(b) The Convertible Preferred Stock, upon liquidation, winding-up or dissolution of the Corporation, ranks (a) senior to all Junior Stock; and (b) on a parity, in all respects, with all the Parity Stock.

Definitions. As used herein, the following terms have the following meanings:

“Articles of Incorporation” shall mean the Articles of Incorporation of the Corporation.

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on the New York Stock Exchange or any successor market thereto, the NYSE AMEX or any successor market thereto, Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select or any successor market thereto (collectively, “Nasdaq,” and together with NYSE and NYSE AMEX, each a “National Stock Exchange”), OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price cannot be calculated for such security on any date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of the Convertible Preferred Stock.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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“Corporation” shall mean Dynamic Energy Alliance Corporation, a corporation organized and existing under the laws of the State of Florida.

“Conversion Agent” shall have the meaning assigned to such term herein.

“Conversion Date” shall mean each Quarterly Conversion Date during the Quarterly Conversion Period and, thereafter, each date on which a Holder effects a conversion in accordance herewith..

“Conversion Rate” shall mean five shares of Common Stock per share of Convertible Preferred Stock, subject to adjustment as set forth herein.

“Convertible Preferred Stock” shall have the meaning assigned to such term herein.

“Dilutive Issuance” shall have the meaning assigned to such term herein.

“Eligible Conversion Shares” with respect to a Holder shall mean (i) during the Quarterly Conversion Period, that number of shares of Convertible Preferred Stock equal to 25% of the total number of shares of Convertible Preferred Stock initially issued to such Holder; and (ii) following the Quarterly Conversion Period, that number of outstanding shares of Convertible Preferred Stock held by such Holder on the applicable Conversion Date.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issue Date, provided that such securities have not been amended since the Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating Corporation or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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“Fundamental Transaction” shall mean any (i) acquisition of the capital stock or other ownership interest of any other Person or the merger or consolidation of the Corporation with or into another Person, (ii) sale of all or substantially all of the Corporation’s assets or purchase of all or substantially all of the assets of any other Person in one or a series of related transactions, (iii) tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) reclassification of the Common Stock or any share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Holder” or “holder” shall mean a holder of record of the Convertible Preferred Stock.

“Issue Date” shall mean October 10, 2011, the stated “effective” date of issuance of the Convertible Preferred Stock.

“Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Liquidation Preference” shall have the meaning assigned to such term in herein.

“Make Whole Shares” shall have the meaning assigned to such term herein.

“Parity Stock” shall mean any class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Paying Agent” shall have the meaning assigned to such term herein.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock Corporation, trust, limited liability Corporation, unincorporated organization or government or any agency or political subdivision thereof.

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“Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Corporation.

“Quarterly Conversion Date” shall mean each March 31, June 30, September 30 and December 31 occurring during the Quarterly Conversion Period.

“Quarterly Conversion Period” shall mean the period commencing on October 10, 2013 and terminating on October 10, 2015.

“Transfer Agent” shall have the meaning assigned to such term herein..

Dividends. Holders shall not be entitled to receive dividends on shares of Convertible Preferred Stock.

Liquidation Preference.

(c) In the event of the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to the stockholders of the Corporation, before any payment or distribution is made to holders of Junior Stock (including the Common Stock), in respect of each share of Convertible Preferred Stock an amount equal to the par value of the Convertible Preferred Stock (the “Liquidation Preference”).

(d) Neither the sale of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section

(e) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference and accumulated and unpaid dividends to which they are entitled.

(f) After the payment to the holders of the shares of Convertible Preferred Stock of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of Convertible Preferred Stock shall participate with the holders of Common Stock on an as-converted basis in any remaining assets of the Corporation.

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Conversion.

(g) At the Option of the Holder. For so long as any shares of Convertible Preferred Stock are outstanding, holders of Convertible Preferred Stock may elect to convert, on any Conversion Date, all or any portion of their respective Eligible Conversion Shares into fully paid and nonassessable shares of Common Stock, subject to the terms and provisions hereof. Each Eligible Conversion Share shall be convertible into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) equal to the Conversion Rate in effect at the close of business on the applicable Conversion Date.

(h) Mechanics of Conversion.

(i) The Holder shall effect conversions by delivering to the Corporation the following on the Conversion Date: (A) the certificate(s) representing the shares to be converted, (B) written notice to the Corporation that the Holder elects to convert such Holder’s Eligible Conversion Shares represented by such certificate(s) and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (C) (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required.

(ii) If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are converted, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible Preferred Stock a new certificate evidencing the shares of Convertible Preferred Stock that are not subject to such conversion. On and after the close of business on the Conversion Date, the holder converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, such shares of Convertible Preferred Stock shall cease to be outstanding and all rights whatsoever with respect to such shares (except the right to receive the Common Stock and any cash in lieu of fractional shares of Common Stock due in connection with such conversion) shall terminate.

(iii) The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion, whether optional or mandatory, of the Convertible Preferred Stock in a name other than that of the Holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(iv) Each conversion exercised in accordance with this Section shall be deemed to have been effected immediately prior to the close of business on the Conversion Date.

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Make Whole Shares; Conversion Rate Adjustments.

(i) At the Option of the Holder. If, at any time following the Issue Date and while any shares of Convertible Preferred Stock are outstanding, the Corporation sells or grants any option to purchase or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock and/or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at a price per share that is lower than the $2.50 (such issuances, collectively, a “Dilutive Issuance”), then the Corporation will promptly issue additional shares of Convertible Preferred Stock (the “Make Whole Shares”) to the Holders of outstanding shares of Convertible Preferred Stock in an aggregate amount equal to the number of shares of Convertible Preferred Stock outstanding immediately before such Dilutive Issued multiplied by a fraction, the numerator of which is the number of shares of Common Stock and shares of Common Stock underlying Common Stock Equivalents issued in the Dilutive Issuance and the denominator of which is the number of shares of Common Stock outstanding immediately preceding the Dilutive Issuance. Each such Holder shall be entitled to receive a pro rata portion of the Make Whole Shares in proportion to the number of shares of Convertible Preferred Stock held by such Holder immediately preceding the Dilutive Issuance. Such issuance shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no issuance shall be made under this Section 6(a) in respect of an Exempt Issuance. The Corporation shall promptly notify the Holder in writing following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(a), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

(j) If the Corporation at any time after the Issue Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately increased, as applicable. If the Corporation at any time after the Issue Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately reduced, as applicable..

(k) Except as stated herein, the Corporation will not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(l) Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share. The Corporation will not be required to make an adjustment to the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, the Corporation will carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried-forward adjustments; provided that, all such carried forward adjustments to the Conversion Rate shall be made on the conversion date of any shares of Convertible Preferred Stock.

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Fractional Shares. If, upon conversion of the Convertible Preferred Stock or issuance of the Make Whole Shares, a holder would be entitled to receive a fractional interest in a share of the Common Stock or Convertible Preferred Stock, as the case may be, the Corporation will (a) in the event of a conversion of the Convertible Preferred Stock, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to the product of (i) the Closing Bid Price of a share of Common Stock on the trading day immediately preceding the date on which shares of Common Stock are issued upon conversion of a share of Convertible Preferred Stock, and (ii) such fraction of a share; or (b) in the event of the issuance of Make Whole Shares, the number of Make Whole Shares issuable to such Holder shall be rounded to the nearest whole number (with one-half rounded upward to one).

Convertible Preferred Stock Not Redeemable or Exchangeable at Option of Holders; No Sinking Fund. Except as set forth in Section 5, the Convertible Preferred Stock shall not be redeemable upon the request of Holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of holders thereof. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

Voting Rights. Except as otherwise required by applicable law or as set forth herein, the shares of Convertible Preferred Stock shall be voted equally with the shares of Common Stock as a single class with respect to all matters submitted to the holders of Common Stock at any annual or special meeting of stockholders of the Corporation. Each holder of one or more shares of Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and to such number of votes for the shares of Convertible Preferred Stock held by such holder immediately after the close of business on the record date fixed for such meeting. Each share of Convertible Preferred Stock shall be entitled to one (1) vote. Fractional votes shall not, however, be permitted and any fractional voting rights respect to any holder of Convertible Preferred Stock shall be rounded to the nearest whole number (with one-half rounded upward to one).

Restrictive Covenants. At any time following the Issue Date and while any shares of Convertible Preferred Stock are outstanding, the Corporation shall not take any of the following actions without the prior consent of the holders of at least seventy-five (75%) percent of the issued and outstanding shares of the Convertible Preferred Stock: (i) elect the members of the Board of Directors; (ii) create or authorize the creation of any additional series of capital stock; (iii) increase the authorized number of shares of Preferred Stock, Common Stock, or increase the authorized amount of any additional series of capital stock; (iv) issue any authorized securities of the Corporation; (v) create or authorize any obligations or other security convertible into shares of Preferred Stock or any other series of capital stock; (vi) amend, alter, or repeal any provision of the Articles of Incorporation or the Corporation’s Bylaws which affects the perspective preferences, qualifications, special or relative rights or privileges of the Convertible Preferred Stock, or adversely affects the Convertible Preferred Stock (or its holders) in a manner differently or disproportionately to other series of the Corporation’s capital stock (or the holders thereof); (vii) liquidate, dissolve or wind-up the affairs of the Corporation, or effect any Fundamental Transaction; (viii) effect any statutory share exchange; or (ix) amend, alter or repeal the provisions of the Convertible Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Convertible Preferred Stock.

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Status of Convertible Preferred Stock Upon Retirement. Shares of Convertible Preferred Stock that are converted pursuant to shall be retired and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the conversion pursuant of all outstanding shares of Convertible Preferred Stock, all provisions of Convertible Preferred Stock shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors shall have the power, without stockholder action, to cause the certificate of designation filed with the Secretary of State of the State of Florida designating the Convertible Preferred Stock to be eliminated from the Articles of Incorporation.

Certificates. Ownership of shares of Convertible Preferred Stock shall be evidenced by certificates issued by the Corporation to each Holder.

Transfer, Payment and Conversion.

(m) The Convertible Preferred Stock may be presented to the Corporation at its principal place of business for transfer, payment or conversion. The Corporation also shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock for the purpose of registering shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock as herein provided. The initial registrar for the Convertible Preferred Stock shall be the Corporation.

(n) The Corporation may appoint one or more additional transfer agents, paying agents and/or conversion agents in such other locations as it shall determine. The term “Transfer Agent” includes any additional transfer agent, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Transfer Agent, Paying Agent or Conversion Agent without prior notice to any holder.

Notices to Holders.

(o) Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(p) Notices of Other Events. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

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(q) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Convertible Preferred Stock shall be given to the registered address set forth in the Corporation’s records for such holder.

(r) With respect to any notice to a Holder of shares of Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice, which was mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder receives the notice.

Miscellaneous.

(s) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

(t) Holders of Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

(u) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(v) Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any preferred stock certificates representing the shares of Convertible Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such shares of Convertible Preferred Stock into Common Stock.

RESOLVED, FURTHER, that the Chief Executive Officer and the Secretary of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

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IN WITNESS HEREOF, the Corporation has caused this Certificate ofDesignation to be signed by the undersigned this 28th day of March, 2012.

DYNAMIC ENERGY ALLIANCE CORPORATION

By:
James Michael Whitfield
Chief Executive Officer

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